SKYLINE CORPORATION
                            2520 By-Pass Road
                               P.O. Box 743
                          Elkhart, Indiana 46515

                 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            September 28, 1998

    NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareholders of Skyline Corporation ("Skyline") will be held at the Shenandoah Room, in the Ramada Inn, 3011 Belvedere Road, Elkhart, Indiana, on Monday, September 28, 1998, at 9:00 a.m., Eastern Standard Time, for the following purposes:

     1. To elect a Board of Directors for the ensuing year, or until their successors are elected and qualify.

     2. To transact such other business as may properly come before the meeting, or any adjournment thereof.

     The Board of Directors has fixed the close of business on July 23, 1998, as the record date for the determination of shareholders entitled to notice of, and to vote at, said meeting.

                    By Order of the Board of Directors

                                                              RONALD F. KLOSKA
                                                                Vice-Chairman,
                                                Deputy Chief Executive Officer
                                             and Chief Administration  Officer
August 7, 1998

IF YOU DO NOT EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING
ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                             SKYLINE CORPORATION
                       2520 By-Pass Road, P.O. Box 743
                            Elkhart, Indiana 46515
                                August 7, 1998

                               PROXY STATEMENT

The enclosed proxy is solicited by the Board of Directors of Skyline Corporation ("Skyline") for use at the Annual Meeting of Shareholders to be held September 28, 1998. The shares represented by properly executed proxies received prior to the meeting will be voted. If the shareholder directs in the proxy how the shares are to be voted, they will be voted accordingly. When no direction has been given by the shareholder, it is the intention of the proxies named in the proxy to vote the same in accordance with their best judgment. Any proxy given may be revoked by the shareholder at any time prior to the voting of the proxy. The approximate date on which this proxy statement and the form of proxy are first sent or given to security holders is August 7, 1998.

                              VOTING SECURITIES

Only shareholders of record as of the close of business on July 23, 1998, or their proxies are entitled to vote at the meeting. As of that date, Skyline had outstanding 9,433,144 shares of Common Stock having one vote per share.

                            ELECTION OF DIRECTORS

Each share of Common Stock is entitled to one vote, which means that the holders of more than 50% of the shares voting for the election of Directors can elect all of the Directors and approve any other matters as may properly come before the meeting if they choose to do so.

It is proposed that nine Directors be elected at the meeting, each to serve until the next Annual Meeting of Shareholders and until his successor is elected and qualifies.

It is intended that the votes authorized by the enclosed proxy will be cast for the election of the nine nominees for Directors whose names are set forth below. In the event that one or more of the nominees shall unexpectedly become unavailable for election, the votes will be cast, pursuant to authority granted by the enclosed proxy, for such person or persons as may be designated by the present Board of Directors or the Board may be reduced accordingly. All of the nominees for whom the proxies intend to vote have agreed to serve as Directors if elected.

Information about the nominees for election as Directors and the beneficial ownership of Skyline Common Stock by directors as a group is as follows:

                                               Shares of Skyline
                                               Common Stock Bene-
                                  Skyline      ficially Owned at      Percent
  Name, Title, Address            Director       July 1, 1997           of
and Principal Occupation   Age     Since     Directly or Indirectly   Class(3)

ARTHUR J. DECIO            67      1959           1,477,784(1)        15.7 %
Chairman of the Board and
Chief Executive Officer.
Skyline Corporation,
2520 By-Pass Road,
Elkhart, IN 46514.
Mr. Decio is also a
Director of NIPSCO
Industries, Inc.,
Hammond, Indiana and
Quality Dining, Inc.,
Mishawaka, Indiana.

TERRENCE M. DECIO          46      1989            30,080(2)
Senior Executive Vice
President, Skyline
Corporation,
2520 By-Pass Road,
Elkhart, Indiana 46514.
Mr. Decio is also a
Director of KeyCorp. of
Northern Indiana,
South Bend, Indiana.

JERRY HAMMES               66      1986              13,000
2015 West Western Avenue,
South Bend, Indiana 46629.
Chairman of Romy Hammes
Bancorp, Inc. and President
of Romy Hammes, Inc., a
bank holding company and
real estate investment
company, South Bend,Indiana,
and Chairman of Peoples Bank
of Kankakee County, a bank,
Bourbonnais, Illinois.
Mr Hammes is also a
Director of St.Joseph
Capital Corporation,
Mishawaka, Indiana.

RONALD F. KLOSKA           64      1965              28,600
Vice-Chairman, Deputy
Chief Executive Officer and
Chief Administration
Officer, Skyline
Corporation,
2520 By-Pass Road,
Elkhart, Indiana 46514.
                                               Shares of Skyline
                                               Common Stock Bene-
                                  Skyline      ficially Owned at      Percent
  Name, Title, Address            Director       July 1, 1997           of
and Principal Occupation   Age     Since     Directly or Indirectly   Class(3)

WILLIAM H. LAWSON          61      1975               3,000
400 East Spring Street,
Bluffton, Indiana 46714.
Chairman of the Board,
Chief Executive Officer,
and a Director of Franklin
Electric Company, Inc., a
manufacturer of electric
motors, Bluffton, Indiana.
Mr. Lawson is also a
Director of JSJ Corporation
and Sentry Insurance, a
Mutual Company.

DAVID T. LINK              61      1994               600
Dean and Professor of Law,
Notre Dame Law School,
University of Notre Dame,
Notre Dame, Indiana 46556.
President Emeritus,
University of Notre Dame
Australia, Fremantle, W.A.,
Australia.

ANDREW J. McKENNA          68      1971             12,300
8338 North Austin Avenue,
Morton Grove,
Illinois 60053. Chairman
and CEO of Schwarz, a
national printer, converter
and distributor of
packaging and promotional
materials, Morton Grove,
Illinois. Mr. McKenna is
also a director of First
Chicago NBD Corporation,
Tribune Company, Aon
Corporation, McDonalds
Corporation and Dean Foods
Company.

WILLIAM H. MURSCHEL        53      1992              1,610
President and Chief
Operations Officer,
Skyline Corporation,
2520 By-Pass Road,
Elkhart, Indiana 46514.

DALE SWIKERT               68      1963              8,791
224 Carnation Drive,
Nampa, Idaho 83687.
Private Investor.

ALL NOMINEES AND
OFFICERS AS A GROUP                               1,576,865           16.7%


(l) Includes 83,500 shares in The Arthur J. Decio Foundation, a charitable foundation, of which Mr. Decio is a trustee. Mr. Decio disclaims any beneficial interest with respect to these shares.

(2) Terrence M. Decio is the son of Arthur J. Decio.

(3) Less than one percent unless otherwise indicated.

Information about Board and Committee meetings is as follows:

   The Audit Committee consisted of Messrs. Hammes, McKenna, Link and Swikert. It met two times during the fiscal year ended May 31, 1998.
The Committee meets with the accounting firm which conducts the annual audit of Skyline's books, reviews auditors' recommendations, reviews the independence of Skyline's auditors and considers the range of audit and non-audit fees. It also meets with the internal audit staff and Chief Financial Officer, reviews the scope and adequacy of Skyline's internal auditing program and reports its findings to the Board with any recommendations it considers appropriate.

   The Governance and Compensation Committee consisted of Messrs. McKenna, Hammes, Lawson and Link. It met one time during the last fiscal year. The Committee establishes compensation for the Chief Executive Officer and consults with the Chief Executive Officer concerning compensation for other elected officers of the Company. The Committee also recommends to the Board the selection of nominees for election as directors, and considers the performance of incumbent directors in determining whether to nominate them for re-election. Nominees recommended by shareholders will be considered upon their submission in writing by the shareholders to Skyline prior to the end of the fiscal year immediately preceding the next regular annual shareholders' meeting.

   The Executive Committee of the Board of Directors consisted of Messrs. Arthur J. Decio, McKenna, Hammes, Lawson and Link, and met three times during the last fiscal year. This Committee exercises the powers of the Board of Directors in the management of the business affairs of Skyline, subject to the approval of the full Board of Directors at the next regular or special meeting.

  The Board of Directors met or took action six times during the last fiscal year. Every Board member was present at all Board meetings and meetings of all committees of which he was a member, except that two Directors did not attend one Board meeting and one Director did not attend one committee meeting.

                       CERTAIN OTHER BENEFICIAL OWNERS

    The following person, entities or "group" as indicated are known to Skyline to own beneficially at least five percent (5%) of Skyline's common stock or are members of management identified in the summary compensation table but who are not on Skyline's Board. The beneficial ownership of Skyline common stock by the members of its Board and its nominees for directors is shown in the table under "Election of Directors" above.

                                 Shares of Skyline Common
Name and Address                 Stock Beneficially Owned           Percent of
of Beneficial Owner                   at July 1, 1998                Class (l)

Charles W. Chambliss                        500
Vice President, Product Design
and  Engineering
2520 By-Pass Road
Elkhart, Indiana 46514

Orbis Investment Management               725,000                      7.7%
Limited (2)
Harold Hayes Frith Building
55 Par-Ia-Ville Road
Hamilton, HM 11
Bermuda

Orbis Asset Management Limited (2)        26,000                       .3%
Harold Hayes Frith Building
55 Par-Ia-Ville Road
Hamilton, HM 11

     (l)  Less than one percent (1%) if not specified.
     (2) Orbis Investment Management Limited and Orbis Asset Management Limited may constitute a "group" owning 751,000 shares, which is 8% of the outstanding Skyline common stock.

          SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Based solely on a review of forms provided to Skyline and on certain written representations, Skyline is unaware of any failure to file on a timely basis reports required by Section 16(a) of the Exchange Act by any director, officer or beneficial owner of more than ten percent of Skyline's common stock.

                          EXECUTIVE COMPENSATION

    The following table sets forth all cash compensation paid during the fiscal year ended May 31, 1998 for each of the five highest paid executive officers of Skyline, including the Chief Executive Officer. The table also shows for each such officer, the amounts set aside during the last fiscal year under Skyline's Profit Sharing Plan.
                                                                     All
                                                                    Other
                              Annual Compensation                Compensation

                                                                     (Vested
   Name and Principal                                                 Profit
        Position              Year      Salary ($)       Bonus ($)   Sharing)

Arthur J. Decio               1998       395,000          379,000       9,000
Chairman of the Board         1997       395,000          403,000       9,000
and Chief Executive Officer   1996       395,000          379,200       9,000

Ronald F. Kloska              1998       355,000          340,000       9,000
Vice-Chairman, Deputy Chief   1997       330,000          337,000       9,000
Executive Officer and Chief   1996       300,000          320,000       9,000
Administration Officer
(Secretary prior to
September 18, 1995, and
President prior to
September 16, 1991)

William H. Murschel           1998       330,000          316,000       9,000
President and Chief           1997       330,000          337,000       9,000
Operations Officer            1996       300,000          320,000       9,000

Terrence M. Decio             1998       245,000          240,000       9,000
Senior Executive              1997       225,000          230,000       9,000
Vice-President,               1996       225,000          216,000       9,000
(Senior Vice-President from
September 16, 1991 to
September 21, 1992)

Charles W. Chambliss          1998       176,000           79,200       9,000
Vice-President, Product       1997       150,000           60,000       8,625
Design and Engineering        1996       125,000           37,500       6,975
(Manager, Product Design and
Engineering prior to
December 18, 1996)

                        Compensation of Directors

   Directors who are not full-time employees receive an annual fee of $16,000 payable in quarterly installments and receive $500 for each Board or Committee meeting attended. Chairmen of the Board Committees who are not full-time employees of Skyline receive an additional $2,000 annually and Committee members who are not full-time employees of Skyline receive an additional $1,500 annually payable in quarterly installments.

                    Termination of Employment Arrangements

   The Skyline Corporation and Affiliates Employees' Profit Sharing Plan provides benefits on death, disability or retirement for officers and executives, sales, administrative and supervisory employees. Employees hired on or after June 1, 1987 become eligible as of the June 1 or December 1 immediately following completion of six months of employment. Under the Plan, as amended effective June 1, 1989, the amount of contribution under the Plan is at the discretion of Skyline each year. However, the maximum contribution for any participant shall not exceed 12% of a participant's basic compensation. Upon retirement, death or permanent total disability, a participant is entitled to all of the funds credited to his account. In case of termination of employment by resignation or discharge, the participant is entitled to a percentage of the amount credited to his account, ranging from 0% (10% for employees hired on or before May 31, 1987) after one year of employment to 100% after seven years. For plan years beginning on or after June 1, 1987, forfeitures resulting from any employee's termination of employment prior to full vesting will be used to reduce employer contributions. Net investment earnings or net losses for each fiscal year are allocated to the account of each participant in the same ratio as the participant's account balance bears to the total account balances of all participants. Skyline reserves the right to modify, amend or terminate the Plan. In the event of termination of the Plan,the entire amount theretofore contributed under the Plan must be paid to participants or their beneficiaries and under no circumstances reverts to Skyline.

    Under an insurance plan, payments would be made to the below named executive officers, and executive officers as a group, for a period of 10 years upon retirement from Skyline at age 60, 62, or later, in the following annual amounts: Ronald F. Kloska, $100,000; William H. Murschel,$75,000; Terrence M. Decio, $60,000; and Charles W. Chambliss, $60,000; and all executive officers as a group, consisting of 7 individuals, $435,000. Under the same insurance plan, in the event of the death of any of such executive officers while employed by Skyline, payments would be made for a period of 10 years in the annual amounts hereinafter specified to the beneficiaries of the following individuals and group: Ronald F. Kloska, $100,000; William H. Murschel, $75,000; Terrence M. Decio, $60,000; and Charles W. Chambliss, $40,000; and all executive officers as a group, consisting of 7 individuals, $375,000. Skyline is the owner and beneficiary of policies insuring the lives of all such executive officers in the total amount of $3,111,659.

    In addition, in the event of the death of Arthur J. Decio, whether before or after his retirement from Skyline, Skyline has agreed to pay his survivor(s) the sum of $1,920,000, which at the present income tax rates, would result in after tax cost to Skyline of approximately $1,150,000. Skyline is the owner and beneficiary of policies insuring Arthur J. Decio's life in the amount of $1,000,000.

    The appreciation in cash surrender value of all of the above-described insurance policies is such that there is no current cost to Skyline for their maintenance.

        Compensation Committee Interlocks and Insider Participation

    The following persons served as members of the Governance and Compensation Committee (the "Compensation Committee") of Skyline's Board of Directors during the fiscal year ended May 31, 1998: Andrew J. McKenna, Jerry Hammes, William H. Lawson and David T. Link. Arthur J. Decio is the Chairman of the Board and Chief Executive Officer of Skyline, and is a member of the Board of Directors of Schwarz. Andrew J. McKenna is an executive officer of Schwarz.

                Report of the Governance and Compensation
                 Committee (the "Compensation Committee")
                        on Executive Compensation

   The compensation of Skyline's executive officers is determined by the Compensation Committee of the Board of Directors. Each member of the Compensation Committee is a director who is not an employee of Skyline or any of its affiliates. The following report with respect to compensation paid to Skyline's executive officers for the fiscal year ended May 31, 1998 is furnished by the Compensation Committee.

    General Policies. Skyline's compensation programs are intended to enable Skyline to attract, motivate, reward and retain the executive management talent required to achieve corporate objectives. It is Skyline's policy to reward exceptional performance and contributions to the development of Skyline's business. To attain these objectives, Skyline's executive compensation program includes a competitive base salary coupled with the opportunity to participate in a bonus pool which is created based on the performance of Skyline's business. The Compensation Committee establishes the base salaries and discretionary bonuses which will be paid to Skyline's executive officers for each fiscal year. In setting salaries and bonuses, the Compensation Committee takes into account several factors, including compensation paid by competitors and other industries' compensation data as well as qualitative factors bearing on an individual's experience, responsibilities, management and job performance. The Compensation Committee evaluates the contributions to Skyline's overall performance during the last fiscal year, leadership, effectiveness and commitment of all executive officers, including the Chief Executive Officer. For the fiscal year ended May 31, 1998, each of the executive officers received a bonus, in the amounts set forth above in the executive compensation table.

   Salaries. Salary levels for executive officer positions are set so as to reflect the duties and level of responsibilities inherent in the position and current economic conditions relating to Skyline's business. Comparative salaries paid by other companies in the industries in which Skyline does business are considered in establishing the salary level for a given position. The Compensation Committee does not, however, target a specific percentile range within the comparative group in setting salaries of Skyline's executive officers. The particular qualifications and level of experience of the individual holding the position are also considered in establishing a salary level when the individual is first appointed to a given position.

    Bonus. Skyline provides executive officers the opportunity to earn an annual incentive bonus based on an evaluation of the executive's individual performance and Skyline's performance. No executive officer is automatically entitled to a bonus or a bonus in any particular amount. In considering bonuses for executives other than Arthur J. Decio, the Compensation Committee consults with the Chief Executive Officer.

    Other. In addition, the executive officers participate in a profit sharing program and insurance and other plans described above providing payments on death or retirement.

    Compensation of Chief Executive Officer ("CEO"). In setting the base salary and bonus for Skyline's CEO, for the fiscal year ended May 31, 1998, the Compensation Committee considered the same factors as with other executive officers of Skyline. The Compensation Committee believes the CEO's compensation was fully supported by those standards.

                                     Andrew J. McKenna, Chairman
                                     Jerry Hammes
                                     William H. Lawson
                                     David T. Link

                                     Being all the members of Skyline's
                                     Governance and Compensation Committee
                                     (the "Compensation Committee")

                            PERFORMANCE CHART

            COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
        AMONG SKYLINE CORPORATION, S & P 500 INDEX AND PEER GROUP**


                            1993    1994    1995    1996    1997    1998

SKYLINE                     100     101.96  107.54  156.34  152.45  184.21

S & P 500                   100     104.26  125.31  160.94  208.28  272.19

PEER GROUP                  100     129.17  127.92  215.62  199.14  297.95

*Notes:

Assumes initial investment of $100 on May 31, 1993 and compares the return on that investment through May 31, 1998.

For comparison purposes, Total Return assumes reinvestment of dividends, although Skyline has no dividend reinvestment plan.

Total Return is based on market capitalization.

**This self constructed peer group
consists of the following companies:

       Champion Enterprises, Inc.
       Coachmen Industries, Inc.
       Fleetwood Enterprises, Inc.
       Liberty Homes, Inc.
       Thor Industries, Inc.

Schult Homes Corporation is no longer included in this self constructed peer group because after its acquisition by Oakwood Homes Corp. on April 1, 1998 Schult Homes Corporation ceased to have a class of publicly traded shares which can be referenced for the performance graph.

The returns for each member of this peer group have been weighted according to that company's respective stock market capitalization.

                        INDEPENDENT PUBLIC ACCOUNTANTS

   Skyline's independent public accounting firm is PricewaterhouseCoopers LLP. It is expected that representatives of PricewaterhouseCoopers LLP will be present at the meeting of shareholders, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

                             SHAREHOLDER PROPOSALS

   Any proposal submitted for inclusion in Skyline's Proxy Statement and form of proxy for the 1999 Annual Meeting of Shareholders must be received at the address shown above on or before April 2, 1999.

                                 MISCELLANEOUS

    As of the date of this Proxy Statement, the Board of Directors knows of no other business which will be presented for consideration at the annual meeting. However, if other proper matters are presented at the meeting, it is the intention of the proxies named in the enclosed proxy to take such action as shall be in accordance with their best judgments.

   The expense of this solicitation, including the cost of preparing and mailing this Proxy Statement and accompanying material, will be paid by Skyline. Skyline expects to pay approximately $6,500 to Georgeson & Company as compensation for the solicitation of proxies, and may reimburse brokers and others for their expense for sending proxy material to principals for the purpose of obtaining signed proxies. In addition, solicitation may be by mail, telephone, telegraph and personal interview by regularly engaged officers of Skyline who will not be additionally compensated therefor.

   Shareholders are respectfully requested to date, sign and return promptly the enclosed proxy in the enclosed envelope. No postage is required if mailed in the United States.


                                                              By Order of the
                                                           Board of Directors

                                                             RONALD F. KLOSKA
                                                               Vice-Chairman,
                                               Deputy Chief Executive Officer
                                             and Chief Administration Officer